FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Sarah Spitz
832-444-7151
Sarah.Spitz@sunpower.com

SunPower Reports Second Quarter 2021 Results

•Met Net Income and Adjusted EBITDA guidance; Strong residential margin growth
•Expected $15 billion TAM expansion through Wallbox partnership
•Materially delevered balance sheet ahead of 2021 plan

SAN JOSE, Calif., August 3, 2021 - SunPower Corp. (NASDAQ:SPWR), a leading solar technology and energy services provider, today announced financial results for its second quarter ended July 4, 2021.

“Consumer demand for better, more resilient energy is increasing and with more than 100 million homes in the U.S. that could benefit from solar and storage, we see a significant opportunity to meet that demand,” said Peter Faricy, CEO of SunPower. “To lead in customer adoption and growth we are focused on delivering world class customer experiences and continuing to invest in strategic priorities that will make solar easy, reliable and affordable. We believe this long-term strategic approach will position SunPower as a leader as the market continues to expand.”

“Our solid second quarter results reflect continued execution in both our residential and commercial businesses as year over year megawatts grew 40 percent and we doubled our gross margin per watt,” said Faricy. “We also made material progress on a number of our key initiatives to expand our addressable market during the quarter including increasing our dealer footprint, expanding our financial platform to include loan servicing as well as announcing our strategic alliance with leading EV solutions provider Wallbox. This alliance will enable us to offer our residential customers a simple and cost effective integrated solar, storage and EV solution that will lower overall energy costs while reducing strain on the grid. Looking forward, we remain on track to achieve our 2021 financial outlook and are well positioned to drive growth and profitability in 2022 and beyond.”

Residential and Light Commercial (RLC)
•Residential strength – 23 percent gross margin, up 160 basis points sequentially, $28 million Adjusted EBITDA
•Added 13,000 customers - residential bookings up 16 percent sequentially, 67 percent year-over-year (YoY)
•Continued progress in converting residential mix to more full systems sales (>55 percent in Q221)
•EV business alliance with Wallbox expected to expand addressable market by $15 billion

Commercial and Industrial Solutions (CIS)
•YoY megawatts (MW) growth of ~30 percent, 1 gigawatt installed base, backlog above 260MW
•Strong bookings momentum – up more than 20 percent YoY

•Helix storage – >20 MWh Front of the Meter (FTM) storage under contract, >500 MWh pipeline
•Continued momentum in community solar – more than 150 MW of pipeline, added >35 MW in Q221

($ Millions, except percentages and per-share data)	2nd Quarter 2021	1st Quarter 2021	2nd Quarter 2020
GAAP revenue	$308.9	$306.4	$217.7
GAAP gross margin from continuing operations	19.8%	16.3%	11.8%
GAAP net income (loss) from continuing operations	$75.2	$(48.4)	$55.9
GAAP net income (loss) from continuing operations per diluted share	$0.40	$(0.28)	$0.31
Non-GAAP revenue[1]	$308.9	$305.8	$217.7
Non-GAAP gross margin[1]	20.6%	18.7%	12.6%
Non-GAAP net income (loss)[1]	$10.4	$9.3	$(17.2)
Non-GAAP net income (loss) from continuing operations per diluted share[1]	$0.06	$0.05	$(0.10)
Adjusted EBITDA[1]	$22.2	$19.1	$(4.3)
MW Recognized	125	127	91
Cash[2]	$140.5	$213.1	$235.3

Information presented for 2nd quarter 2020 above is for continuing operations only, and excludes results of Maxeon, other than Cash.

1Information about SunPower's use of non-GAAP financial information, including a reconciliation to U.S. GAAP, is provided under "Use of Non-GAAP Financial Measures" below

2Includes cash and cash equivalents, excluding restricted cash

RLC
The company continued to see strength in its RLC segment during the second quarter, driven primarily by its residential and new homes businesses as MW recognized for those businesses rose more than 50 percent YoY. SunPower added 13,000 new customers during the quarter, bringing its total residential install base to more than 376,000. Additionally, it grew its single and multi-family new homes backlog by 10 percent sequentially to more than 220 MW. Demand also remains high for the company’s SunVault™ residential storage solution with strong bookings momentum continuing in the second quarter and attach rates of 23 percent in its direct sales channel. The company expects SunVault growth to accelerate in the second half of the year given that lead times have returned to normal as well the successful relaunch of SunVault with its growing dealer base starting in June.

Residential gross margin for the quarter was 23 percent, up 160 basis points sequentially and more than 600 basis points YoY. The increase was primarily driven by a lower cost of capital, supply chain initiatives and the continuing conversion in mix from component sales to higher margin full system sales which totaled more than 55 percent of residential installations for the quarter.

CIS
The company’s CIS second quarter performance reflected solid execution as MW recognized rose approximately 30 percent YoY bringing its total installed base to 1 gigawatt. CIS also maintained its leading market share during the quarter as it increased its backlog by 20 percent YoY and finalized an agreement with California Resources Corporation to develop up to 45MW of Behind-the-Meter (BTM) solar projects. Demand for its Helix® BTM storage solution remained high as the company now has more than 35MWh installed and a pipeline in excess of 230MWh.

Additionally, the company is seeing continued success in its FTM storage initiatives with more than 20 MWh currently under contract and a pipeline of greater than 500 MWh. The company continues to make progress on its community solar initiatives as its pipeline is now more than 150MW. Given this success, SunPower believes that its CIS business is well positioned to capitalize on the increased demand for its commercial storage and services offerings as customers continue to look for solutions to address their resiliency and cost savings needs.

Consolidated Financials
“Overall, we were pleased with our execution for the quarter as we saw sequential improvement in both gross margin and Adjusted EBITDA,” said Manavendra Sial, chief financial officer at SunPower. “We generated positive cash flow at the business unit level as well as further improved our balance sheet with retirement of our outstanding 2021 convertible notes in June. Finally, we continued to make progress on our goal to lower our cost of capital to 5.5 percent while continuing to invest in our digital and product initiatives to reduce our customer acquisition costs. Given our second quarter success confidence in our supply chain and execution on our strategic priorities, we remain confident in our ability to capitalize on our growth opportunities.”

Second quarter of fiscal year 2021 non-GAAP results exclude net adjustments that, in the aggregate, increased GAAP income by $65 million, resulting from $84 million related to a mark-to-market gain on equity investments, $1 million gain on sale and impairment of residential lease assets. This was partially offset by $2 million related to results of operations of legacy business exited, $10 million related to stock-based compensation expense, $4 million related to litigation costs, $1 million related to restructuring charges, $1 million related to business reorganization costs, and $2 million for income taxes and other non-recurring items.

Financial Outlook
For the third quarter, the company expects sequential volume and margin improvements in its residential business with volume expected to grow more than 40 percent versus the prior year.
Specifically, the company expects third quarter GAAP revenue of $325 to $375 million, GAAP net loss of $10 to $0 million and MW recognized of 125 MW to 150 MW. Third quarter Adjusted EBITDA will be in the range of $21 to $31 million as linearity has significantly improved compared to the previous two years.

For fiscal year 2021, the company expects GAAP revenue of $1.41 to $1.49 billion, GAAP net income of $40 to $60 million and MW recognized of 540 MW to 610 MW. Residential MW recognized are expected to be in the range of 340MW to 380MW.

For fiscal year 2021, the company's full year Adjusted EBITDA guidance remains unchanged at $110 to $130 million inclusive of up to $10 million incremental spend on customer experience and digital initiatives that will further accelerate the growth of SunPower's residential business in 2022 and beyond. Third quarter and total year 2021 MW recognized and revenue guidance includes the impact of CIS project timing and increasing investment in new residential growth initiatives compared to its light commercial business.

The company will host a conference call for investors this afternoon to discuss its second quarter 2021 performance at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from SunPower’s website at
http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its second quarter 2021 performance on the Events and Presentations section of SunPower’s Investor Relations page at
http://investors.sunpower.com/events.cfm.

About SunPower
Headquartered in California's Silicon Valley, SunPower (NASDAQ:SPWR) is a leading Distributed Generation Storage and Energy Services provider in North America. SunPower offers the only solar + storage solution designed and warranted by one company that gives customers control over electricity consumption and resiliency during power outages while providing cost savings to homeowners, businesses, governments, schools and utilities. For more information, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) our plans and expectations regarding strategic partnerships and initiatives, including our relationship with Wallbox, and the anticipated impacts thereof on our business and financial results, as well as on total addressable market, customer relationships, cost savings, and strain on the grid; (b) our expectations regarding our industry and market factors, including consumer demand and expectations, market opportunity, and our positioning and ability to meet anticipated demand and deliver on our objectives; (c) areas of investment, both current and future, and anticipated impacts on our business and financial results; (d) our strategic plans and expectations for the results thereof; (e) our expectations regarding achievement of our 2021 goals and projected growth and profitability in 2022 and beyond, and our positioning for future success; (f) expectations regarding our future performance based on bookings, backlog, and pipelines in our sales channels and for our products; (g) our plans and expectations for our products and solutions, including ramps and timing, anticipated demand and growth, and impacts on our market position and our ability to meet our targets and goals; (h) the anticipated future success of our growth initiatives, and our positioning to capitalize on the increased demand for commercial storage and services offerings; (i) areas of investment, both current and future, and anticipated impacts on our business and financial results; (j) plans for initiatives to lower our cost of capital, expand our addressable market, and continue to invest in growth areas, and anticipated impacts on our business and financial results; (k) expected sequential margin growth and improvements in our residential business, including expected volume growth; (l) our third quarter fiscal 2021 guidance, including GAAP revenue, net loss, MW recognized, and Adjusted EBITDA, and related assumptions; and (m) our expectations for fiscal 2021, including GAAP revenue, net income, MW recognized and residential MW recognized and related assumptions.

These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) potential disruptions to our operations and supply chain that may result from epidemics or natural disasters, including impacts of the Covid-19 pandemic, and other factors; (2) competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing; (3) regulatory changes and the availability of economic incentives promoting use of solar energy; (4) risks related to the introduction of new or enhanced products, including potential technical challenges, lead times, and our ability to match supply with demand while maintaining quality, sales, and support standards; (5) changes in public policy, including the imposition and applicability of tariffs; (6) our dependence on sole- or limited-source supply relationships, including our exclusive supply relationship with Maxeon Solar Technologies; (7) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (8) our liquidity, indebtedness, and ability to obtain additional financing for our projects and customers; (9) challenges managing our acquisitions, joint ventures, and partnerships, including our ability to successfully manage acquired assets and supplier relationships. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2021 SunPower Corporation. All rights reserved. SUNPOWER, the SUNPOWER logo, HELIX, and SUNVAULT, are trademarks or registered trademarks of SunPower Corporation in the U.S.
###

SUNPOWER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 4, 2021	January 3, 2021
Assets
Current assets:
Cash and cash equivalents	$140,462	$232,765
Restricted cash and cash equivalents, current portion	5,818	5,518
Short-term investments	372,820	—
Accounts receivable, net	110,450	108,864
Contract assets	89,219	114,506
Inventories	235,843	210,582
Advances to suppliers, current portion	4,995	2,814
Project assets - plants and land, current portion	12,850	21,015
Prepaid expenses and other current assets	88,890	94,251
Total current assets	1,061,347	790,315

Restricted cash and cash equivalents, net of current portion	5,347	8,521
Property, plant and equipment, net	32,507	46,766
Operating lease right-of-use assets	55,893	54,070
Solar power systems leased, net	47,385	50,401
Other long-term assets	344,153	696,409
Total assets	$1,546,632	$1,646,482

Liabilities and Equity
Current liabilities:
Accounts payable	$158,631	$166,066
Accrued liabilities	97,134	121,915
Operating lease liabilities, current portion	12,969	9,736
Contract liabilities, current portion	65,425	72,424
Short-term debt	74,071	97,059
Convertible debt, current portion	—	62,531
Total current liabilities	408,230	529,731

Long-term debt	58,224	56,447
Convertible debt, net of current portion	423,059	422,443
Operating lease liabilities, net of current portion	35,230	43,608
Contract liabilities, net of current portion	28,283	30,170
Other long-term liabilities	149,593	157,597
Total liabilities	1,102,619	1,239,996

Equity:
Preferred stock	—	—
Common stock	172	170
Additional paid-in capital	2,703,647	2,685,920
Accumulated deficit	(2,058,032)	(2,085,246)

Accumulated other comprehensive income	9,389	8,799
Treasury stock, at cost	(211,931)	(205,476)
Total stockholders' equity	443,245	404,167
Noncontrolling interests in subsidiaries	768	2,319
Total equity	444,013	406,486
Total liabilities and equity	$1,546,632	$1,646,482

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Revenues:
Solar power systems, components, and other	$303,408	$301,237	$212,408	$604,645	$497,697
Residential leasing	1,354	1,120	1,329	2,474	2,653
Solar services	4,165	4,041	3,930	8,206	7,863
Total revenues	308,927	306,398	217,667	615,325	508,213
Cost of revenues:
Solar power systems, components, and other	246,053	254,104	189,868	500,157	448,505
Residential leasing	678	601	1,217	1,279	2,513
Solar services	1,165	1,819	930	2,984	2,359
Total cost of revenues	247,896	256,524	192,015	504,420	453,377
Gross profit	61,031	49,874	25,652	110,905	54,836
Operating expenses:
Research and development	4,711	5,015	5,994	9,726	13,762
Sales, general, and administrative	56,730	47,744	36,014	104,474	76,731
Restructuring charges	808	3,766	1,259	4,574	2,835
(Gain) loss on sale and impairment of residential lease assets	(68)	(226)	141	(294)	(133)
Gain on business divestitures, net	(224)	—	(10,458)	(224)	(10,458)
Income from transition services agreement, net	(1,656)	(3,087)	—	(4,743)	—
Total operating expenses	60,301	53,212	32,950	113,513	82,737
Operating income (loss)	730	(3,338)	(7,298)	(2,608)	(27,901)
Other income (expense), net:
Interest income	114	52	174	166	578
Interest expense	(7,721)	(7,965)	(8,448)	(15,686)	(17,641)
Other, net	84,071	(43,471)	71,205	40,600	121,643
Other income (expense), net	76,464	(51,384)	62,931	25,080	104,580
Income (loss) before income taxes and equity in earnings of unconsolidated investees	77,194	(54,722)	55,633	22,472	76,679
(Provision for) benefit from income taxes	(2,425)	5,224	(1,106)	2,799	(1,991)
Net income (loss) from continuing operations	74,769	(49,498)	54,527	25,271	74,688
Loss from discontinued operations before income taxes and equity in losses of unconsolidated investees	—	—	(33,278)	—	(54,838)
Provision for income taxes	—	—	(1,962)	—	(2,946)
Equity in earnings of unconsolidated investees	—	—	(889)	—	(644)
Net loss from discontinued operations, net of taxes	—	—	(36,129)	—	(58,428)
Net income (loss)	74,769	(49,498)	18,398	25,271	16,260

Net loss from continuing operations attributable to noncontrolling interests	438	1,113	1,363	1,551	2,742
Net income from discontinued operations attributable to noncontrolling interests	—	—	(383)	—	(1,055)
Net loss attributable to noncontrolling interests	438	1,113	980	1,551	1,687
Net income (loss) from continuing operations attributable to stockholders	75,207	(48,385)	55,890	26,822	77,430
Net loss from discontinued operations attributable to stockholders	—	—	(36,512)	—	(59,483)
Net income (loss) attributable to stockholders	$75,207	$(48,385)	$19,378	$26,822	$17,947

Net income (loss) per share attributable to stockholders - basic:
Continuing operations	$0.44	$(0.28)	$0.33	$0.16	$0.46
Discontinued operations	$—	$—	$(0.21)	$—	$(0.35)
Net income (loss) per share – basic	$0.44	$(0.28)	$0.12	$0.16	$0.11

Net income (loss) per share attributable to stockholders - diluted:
Continuing operations	$0.40	$(0.28)	$0.31	$0.15	$0.44
Discontinued operations	$—	$—	$(0.19)	$—	$(0.33)
Net income (loss) per share – diluted	$0.40	$(0.28)	$0.12	$0.15	$0.11

Weighted-average shares:
Basic	172,640	171,200	170,003	171,920	169,413
Diluted	194,363	171,200	192,040	176,794	179,174

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Cash flows from operating activities:
Net income (loss)	$74,769	$(49,498)	$18,398	$25,271	$16,260
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,968	2,849	16,918	5,817	33,810
Stock-based compensation	9,613	5,437	5,879	15,050	12,746
Non-cash interest expense	1,650	1,505	1,838	3,155	3,748
Equity in losses of unconsolidated investees	—	—	889	—	644
(Gain) loss on equity investments	(83,746)	44,730	(71,062)	(39,016)	(120,214)
Gain on retirement of convertible debt	—	—	—	—	(2,956)
Gain on business divestitures, net	(224)	—	(10,458)	(224)	(10,458)
Gain on sale of investments	—	(1,162)	—	(1,162)	—
Deferred income taxes	2,264	(3,901)	1,381	(1,637)	1,032
Other, net	(935)	(5,280)	1,466	(6,215)	3,995

Changes in operating assets and liabilities:
Accounts receivable	(7,023)	4,114	79,029	(2,909)	58,909
Contract assets	24,011	487	(3,164)	24,498	(2,869)
Inventories	10,096	(8,271)	36,336	1,825	(6,725)
Project assets	(2,892)	9,197	(3,024)	6,305	(11,905)
Prepaid expenses and other assets	3,751	1,429	9,403	5,180	28,038
Operating lease right-of-use assets	3,490	2,875	4,863	6,365	7,786
Advances to suppliers	568	(3,852)	3,093	(3,284)	12,029
Accounts payable and other accrued liabilities	(18,077)	(24,152)	(33,637)	(42,229)	(126,236)
Contract liabilities	4,907	(13,461)	(34,324)	(8,554)	(50,454)
Operating lease liabilities	(3,160)	(3,429)	(3,173)	(6,589)	(6,022)
Net cash provided by (used in) operating activities	22,030	(40,383)	20,651	(18,353)	(158,842)
Cash flows from investing activities:
Purchases of property, plant and equipment	(4,930)	(1,964)	(4,592)	(6,894)	(10,805)
Proceeds from sale of property, plant and equipment	900	—	—	900	—
Cash paid for solar power systems	—	(635)	(2,037)	(635)	(2,647)
Proceeds from business divestitures, net of de-consolidated cash	10,516	—	15,417	10,516	15,417
Proceeds from return of capital from equity investments	2,276	—	7,724	2,276	53,873
Cash received from sale of investments	—	1,200	—	1,200	—
Net cash provided by (used in) investing activities	8,762	(1,399)	16,512	7,363	55,838

	THREE MONTHS ENDED			SIX MONTHS ENDED
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Cash flows from financing activities:
Proceeds from bank loans and other debt	24,073	71,323	44,954	95,396	121,498
Repayment of bank loans and other debt	(68,497)	(35,076)	(53,605)	(103,573)	(119,335)
Proceeds from issuance of non-recourse residential and commercial financing, net of issuance costs	—	—	890	—	10,644
Repayment of non-recourse residential and commercial financing debt	(85)	(9,713)	—	(9,798)	—
Repayment of convertible debt	(62,757)	—	—	(62,757)	(87,141)
Receipt of contingent asset of a prior business combination	—	—	1,811	—	2,234
Issuance of common stock to executive	2,998	—	—	2,998	—
Equity offering costs paid	—	—	—	—	(928)
Purchases of stock for tax withholding obligations on vested restricted stock	(4,335)	(2,118)	(1,467)	(6,453)	(8,381)
Net cash (used in) provided by financing activities	(108,603)	24,416	(7,417)	(84,187)	(81,409)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	—	—	330	—	114
Net (decrease) increase in cash, cash equivalents, and restricted cash	(77,810)	(17,367)	30,076	(95,177)	(184,299)
Cash, cash equivalents and restricted cash, Beginning of period	229,437	246,804	244,282	246,804	458,657
Cash, cash equivalents, and restricted cash, End of period	$151,627	$229,437	$274,358	$151,627	$274,358

Reconciliation of cash, cash equivalents, and restricted cash to the unaudited condensed consolidated balance sheets:
Cash and cash equivalents	$140,462	$213,105	$235,307	$140,462	$235,307
Restricted cash and cash equivalents, current portion	5,818	10,928	30,631	5,818	30,631
Restricted cash and cash equivalents, net of current portion	5,347	5,404	8,420	5,347	8,420
Total cash, cash equivalents, and restricted cash	$151,627	$229,437	$274,358	$151,627	$274,358

Supplemental disclosure of cash flow information:
Costs of solar power systems funded by liabilities	$—	$—	$532	$—	$1,716
Property, plant and equipment acquisitions funded by liabilities	(473)	1,647	3,067	1,174	5,452
Accounts payable balances reclassified to short-term debt	—	—	18,933	—	23,933
Right-of-use assets obtained in exchange of lease obligations	—	11,528	963	11,528	13,424

	THREE MONTHS ENDED			SIX MONTHS ENDED
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Deconsolidation of right-of-use assets and lease obligations	3,340	—	—	3,340	—
Debt repaid in sale of commercial projects	5,585	—	—	5,585	—
Assumption of liabilities in connection with business divestitures	—	—	9,085	—	9,085
Holdbacks in connection with business divestitures	—	—	7,199	—	7,199
Cash paid for interest	2,090	11,437	5,200	13,527	16,523
Cash paid for income taxes	20,144	89	9,599	20,233	11,701

Use of Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures. The specific non-GAAP measures listed below are: revenue; gross margin; net loss; net loss per diluted share; and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Management believes that each of these non-GAAP measures are useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provide investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analysis. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; and therefore, should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP gross margin includes adjustments relating to gain/loss on sale and impairment of residential lease assets, litigation, stock-based compensation, and amortization of intangible assets, each of which is described below. In addition to the above adjustments, non-GAAP net loss and non-GAAP net loss per diluted share are adjusted for adjustments relating to mark to market gain on equity investments, gain on business divestitures, impairment of property, plant, and equipment, transaction-related costs, non-cash interest expense, restructuring charges (credits), gain on convertible debt repurchased, tax effect of these non-GAAP adjustments, each of which is described below. In addition to the above adjustments, Adjusted EBITDA includes adjustments relating to cash interest expense (net of interest income), provision for income taxes, and depreciation.

Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)

The company’s non-GAAP results include adjustments under IFRS that are consistent with the adjustments made in connection with the company’s internal reporting process as part of its status as a consolidated subsidiary of TotalEnergies SE, our controlling shareholder and a foreign public registrant that reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s performance, and assists in aligning the perspectives of the management with those of TotalEnergies SE.

•Mark-to-market loss (gain) in equity investments: We recognize adjustments related to the fair value of equity investments with readily determinable fair value based on the changes in the stock price of these equity investments at every reporting period. Under U.S. GAAP, mark-to-market gains and losses due to changes in stock prices for these securities are recorded in earnings while under IFRS, an election can be made to recognize such gains and losses in other comprehensive income. Such an election was made by TotalEnergies SE. Further, we elected the Fair Value Option (“FVO”) for some of our equity method investments, and we adjust the carrying value of those investments based on their fair market value calculated periodically. Such option is not available under IFRS, and equity method accounting is required for those investments. We believe that excluding these adjustments on equity investments is consistent with our internal reporting process as part of its status as a consolidated subsidiary of TotalEnergies SE. and better reflects our ongoing results.

Other Non-GAAP Adjustments

•Results of operations of legacy business to be exited: Following the announcement of closure of our Hillsboro, Oregon facility in the first fiscal quarter of 2021, we prospectively exclude its results of operations from Non-GAAP results given that revenue will cease starting first fiscal quarter of 2021 and all subsequent activities are focused on the wind down of operations. We believe that it is appropriate to exclude these from our non-GAAP results as it is not reflective of ongoing operating results.

•Loss/Gain on sale and impairment of residential lease assets: In fiscal 2018 and 2019, in an effort to sell all the residential lease assets owned by us, we sold membership units representing a 49% membership interest in majority of its residential lease business and retained a 51% membership interest. We record an impairment charge based on the expected fair value for a portion of residential lease assets portfolio that was retained. Any charges or credits on these remaining unsold residential lease assets impairment, as well as its corresponding depreciation savings, are excluded from our non-GAAP results as they are not reflective of ongoing operating results.

•Stock-based compensation: Stock-based compensation relates primarily to our equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. We believe that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•Amortization of intangible assets: We incur amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. We believe that it is appropriate to exclude these amortization charges from the company’s non-GAAP financial measures, as they are not reflective of ongoing operating results.

•Litigation: We may be involved in various instances of litigation, claims and proceedings that result in payments or recoveries. We exclude gains or losses associated with such events because the gains or losses do not reflect our underlying financial results in the period incurred. We also exclude all expenses pertaining to litigation relating to businesses that discontinued as a result of spin-off of Maxeon Solar, for which we are indemnifying them. We believe that it is appropriate to exclude such charges from our non-GAAP results as they are not reflective of ongoing operating results.

•Transaction-related costs: In connection with material transactions such as acquisition or divestiture of a business, the company incurred transaction costs including legal and accounting fees. We believe that it is appropriate to exclude these costs from our segment results as they would not have otherwise been incurred as part of the business operations and therefore is not reflective of ongoing operating results.

•Gain on business divestiture: In the second quarter of fiscal 2021, we sold a portion of our residential lease business and certain commercial projects. We recognized a gain and a loss relating to these business divestitures, respectively. We believe that it is appropriate to exclude such gain and loss from the company's non-GAAP financial measures as it is not reflective of ongoing operating results.

•Executive transition costs: We incur non-recurring charges related to the hiring and transition of new executive officers. We recently appointed a new chief executive officer and chief legal officer, and are investing resources in those executive transitions, and in developing new members of management as we complete our restructuring transformation. We believe that it is appropriate to exclude these from our non-GAAP results as they are not reflective of ongoing operating results.

•Business reorganization costs: In connection with the spin-off of Maxeon into an independent, publicly traded company, we incurred and expect to continue to incur in upcoming quarters, non-recurring charges on third-party legal and consulting expenses, primarily to enable in separation of shared information technology systems and applications. We believe that it is appropriate to exclude these from our non-GAAP results as it is not reflective of ongoing operating results.

•Restructuring charges (credits): We incur restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Although the company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. We believe that it is appropriate to exclude these from our non-GAAP results as it is not reflective of ongoing operating results.

•Tax effect: This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. Our non-GAAP tax amount is based on estimated cash tax expense and reserves. We forecast our annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of our tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense, or tax impact of non-recurring items.

•Adjusted EBITDA adjustments: When calculating Adjusted EBITDA, in addition to adjustments described above, we exclude the impact of the following items during the period:
•Cash interest expense, net of interest income
•Provision for income taxes
•Depreciation

For more information about these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release, which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

Adjustments to Revenue:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
GAAP revenue	$308,927	$306,398	$217,667	$615,325	$508,213
Adjustments based on IFRS:
Legacy utility and power plant projects	—	—	—	—	(207)
Other adjustments:
Results of operations of legacy business to be exited	(4)	(621)	—	(625)	—
Construction revenue on solar services contracts	—	—	—	—	5,392
Non-GAAP revenue	$308,923	$305,777	$217,667	$614,700	$513,398

Adjustments to Gross Profit Margin:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
GAAP gross profit from continuing operations	$61,031	$49,874	$25,652	$110,905	$54,836
Adjustments based on IFRS:
Legacy utility and power plant projects	—	—	—	—	(34)
Legacy sale-leaseback transactions	—	—	—	—	20
Other adjustments:
Results of operations of legacy business to be exited	2,031	7,066	—	9,097	—
Construction revenue on solar service contracts	—	—	—	—	4,735
Gain on sale and impairment of residential lease assets	(519)	(494)	(458)	(1,013)	(906)
Stock-based compensation expense	1,069	887	471	1,956	1,030
Amortization of intangible assets	—	—	1,784	—	3,568
Non-GAAP gross profit	$63,612	$57,333	$27,449	$120,945	$63,249

GAAP gross margin (%)	19.8%	16.3%	11.8%	18.0%	10.8%
Non-GAAP gross margin (%)	20.6%	18.7%	12.6%	19.7%	12.3%

Adjustments to Net Income (Loss):

	THREE MONTHS ENDED			SIX MONTHS ENDED
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
GAAP net income (loss) from continuing operations attributable to stockholders	$75,207	$(48,385)	55,890	$26,822	$77,430
Adjustments based on IFRS:
Legacy utility and power plant projects	—	—	—	—	(34)
Legacy sale-leaseback transactions	—	—	—	—	20
Mark-to-market (gain) loss on equity investments	(83,746)	44,730	(71,060)	(39,016)	(118,931)
Other adjustments:
Results of operations of legacy business to be exited	2,031	7,066	—	9,097	—
Construction revenue on solar service contracts	—	—	—	—	4,735
Gain on sale and impairment of residential lease assets	(587)	(5,383)	(317)	(5,970)	(1,039)
Litigation	3,493	5,210	—	8,703	485
Stock-based compensation expense	10,037	5,013	3,955	15,050	8,933
Amortization of intangible assets	—	—	1,784	—	3,570
Gain on business divestitures, net	(224)	—	(10,529)	(224)	(10,529)
Transaction-related costs	225	130	1,382	355	1,863
Executive transition costs	502	—	—	502	—
Business reorganization costs	904	954	—	1,858	—
Restructuring charges	808	3,766	659	4,574	2,235
Gain on convertible debt repurchased	—	—	—	—	(2,956)
Tax effect	1,772	(3,839)	994	(2,067)	1,846
Non-GAAP net income (loss) attributable to stockholders	$10,422	$9,262	$(17,242)	$19,684	$(32,372)

Adjustments to Net Income (loss) per diluted share:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net income (loss) per diluted share
Numerator:
GAAP net income (loss) available to common stockholders[1]	$75,207	$(48,385)	$55,890	$26,822	$77,430
Add: Interest expense on 4.00% debenture due 2023, net of tax	3,126	—	3,358	—	—
Add: Interest expense on 0.875% debenture due 2021, net of tax	67	—	535	168	1,040
GAAP net income (loss) available to common stockholders[1]	$78,400	$(48,385)	$59,783	$26,990	$78,470

Non-GAAP net income (loss) available to common stockholders[1]	$10,422	$9,262	$(17,242)	$19,684	$(32,372)

Denominator:
GAAP weighted-average shares	172,640	171,200	170,003	171,920	169,413
Effect of dilutive securities:
Restricted stock units	3,084	—	1,765	3,299	1,558
0.875% debentures due 2021	1,571	—	6,350	1,575	8,203
4.00% debentures due 2023	17,068	—	13,922	—	—
GAAP dilutive weighted-average common shares:	194,363	171,200	192,040	176,794	179,174

Non-GAAP weighted-average shares	172,640	171,200	170,003	171,920	169,413
Effect of dilutive securities:
Restricted stock units	3,084	4,113	—	3,299	—
4.00% debentures due 2023	—	17,068	—	—	—
Non-GAAP dilutive weighted-average common shares[1]	175,724	192,381	170,003	175,219	169,413

GAAP dilutive net income (loss) per share - continuing operations	$0.40	$(0.28)	$0.31	$0.15	$0.44
Non-GAAP dilutive net income (loss) per share - continuing operations	$0.06	$0.05	$(0.10)	$0.11	$(0.19)

1In accordance with the if-converted method, net loss available to common stockholders excludes interest expense related to the 0.875% and 4.00% debentures if the debentures are considered converted in the calculation of net loss per diluted share. If the conversion option for a debenture is not in the money for the relevant period, the potential conversion of the debenture under the if-converted method is excluded from the calculation of non-GAAP net loss per diluted share.

Adjusted EBITDA:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
GAAP net income (loss) from continuing operations attributable to stockholders	$75,207	$(48,385)	$55,890	$26,822	$77,430
Adjustments based on IFRS:
Legacy utility and power plant projects	—	—	—	—	(34)
Legacy sale-leaseback transactions	—	—	—	—	20
Mark-to-market (gain) loss on equity investments	(83,746)	44,730	(71,060)	(39,016)	(118,931)
Other adjustments:
Results of operations of legacy business to be exited	2,031	7,066	—	9,097	—
Construction revenue on solar service contracts	—	—	—	—	4,735
Gain on sale and impairment of residential lease assets	(587)	(5,383)	(317)	(5,970)	(1,039)
Litigation	3,493	5,210	—	8,703	485
Stock-based compensation expense	10,037	5,013	3,955	15,050	8,933
Amortization of intangible assets	—	—	1,784	—	3,570
Gain on business divestitures, net	(224)	—	(10,529)	(224)	(10,529)
Transaction-related costs	225	130	1,382	355	1,863
Executive transition costs	502	—	—	502	—
Business reorganization costs	904	954	—	1,858	—
Restructuring charges	808	3,766	1,259	4,574	2,835
Gain on convertible debt repurchased	—	—	—	—	(2,956)
Cash interest expense, net of interest income	7,607	7,914	8,317	15,521	17,184
Provision for (benefit from) income taxes	2,427	(5,222)	1,106	(2,795)	1,991
Depreciation	3,486	3,342	3,933	6,828	7,432
Adjusted EBITDA	$22,170	$19,135	$(4,280)	$41,305	$(7,011)

Q3 2021 GUIDANCE and FY 2021 GUIDANCE

(in thousands)	Q3 2021	FY 2021
Revenue (GAAP and Non-GAAP)	$325,000-$375,000	$1,410,000-$1,490,000
Net (loss) income (GAAP)	$(10,000)-$0	$40,000-$60,000
Adjusted EBITDA[1]	$21,000-$31,000	$110,000-$130,000

1.Consistent with prior quarters, Adjusted EBITDA guidance for Q3 2021 and fiscal 2021 include net adjustments that decrease GAAP net loss by approximately $31 million and increase GAAP net income by approximately $70 million, respectively, primarily relating to the following adjustments: mark-to-market (gain) loss on equity investments, stock-based compensation expense, business reorganization costs, restructuring charges, litigation, interest expense, depreciation, income taxes, and other adjustments.

SUPPLEMENTAL DATA
(In thousands, except percentages)

The following supplemental data represent the adjustments that are included or excluded from SunPower's non-GAAP revenue, gross profit/margin, net income (loss) and net income (loss) per diluted share measures for each period presented in the Consolidated Statements of Operations contained herein.

THREE MONTHS ENDED

	July 4, 2021
	Revenue				Gross Profit / Margin				Operating expenses					Other income, net	Provision for income taxes	Net income (loss) attributable to stockholders
	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment eliminations	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Gain on sale and impairment of residential lease assets	Gain on business divestitures, net
GAAP	$254,119	$48,176	$6,632	$—	$57,102	$321	$3,189	$419	$—	$—	$—	$—	$—	$—	$—	$75,207
Adjustments based on IFRS:
Mark-to-market loss on equity investments	—	—	—	—	—	—	—	—	—	—	—	—	—	(83,746)	—	(83,746)
Other adjustments:
Results of operations of legacy business to be exited	—	—	(4)	—	—	—	2,031	—	—	—	—	—	—	—	—	2,031
Gain on sale and impairment of residential lease assets	—	—	—	—	(519)	—	—	—	—	—	—	(68)	—	—	—	(587)
Litigation	—	—	—	—	—	—	—	—	—	3,493	—	—	—	—	—	3,493
Executive transition costs	—	—	—	—	—	—	—	—	—	502	—	—	—	—	—	502
Stock-based compensation expense	—	—	—	—	627	382	60	—	1,456	7,512	—	—	—	—	—	10,037
Gain on business divestitures, net	—	—	—	—	—	—	—	—	—	—	—	—	(224)	—	—	(224)
Business reorganization costs	—	—	—	—	—	—	—	—	—	904	—	—	—	—	—	904
Transaction-related costs	—	—	—	—	—	—	—	—	—	375	—	—	—	(150)	—	225
Restructuring charges	—	—	—	—	—	—	—	—	—	—	808	—	—	—	—	808
Tax effect	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,772	1,772
Non-GAAP	$254,119	$48,176	$6,628	$—	$57,210	$703	$5,280	$419								$10,422

	April 4, 2021
	Revenue				Gross Profit / Margin				Operating expenses				Other expense (income), net	Benefit from income taxes	Net (loss) income attributable to stockholders
	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment eliminations	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Gain on sale and impairment of residential lease assets
GAAP	$237,937	$66,263	$2,187	$11	$52,574	$4,211	$(8,172)	$1,261	$—	$—	$—	$—	$—	$—	$(48,385)
Adjustments based on IFRS:
Mark-to-market loss on equity investments	—	—	—	—	—	—	—	—	—	—	—	—	44,730	—	44,730
Other adjustments:
Results of operations of legacy business to be exited	—	—	(621)	—	—	—	7,878	(812)	—	—	—	—	—	—	7,066
Gain on sale and impairment of residential lease assets	—	—	—	—	(494)	—	—	—	—	(4,663)	—	(226)	—	—	(5,383)
Litigation	—	—	—	—	—	—	—	—	—	5,210	—	—	—	—	5,210
Stock-based compensation expense	—	—	—	—	841	—	46	—	370	3,756	—	—	—	—	5,013
Business reorganization costs	—	—	—	—	—	—	—	—	—	954	—	—	—	—	954
Transaction-related costs	—	—	—	—	—	—	—	—	—	159	—	—	(29)	—	130
Restructuring charges	—	—	—	—	—	—	—	—	—	—	3,766	—	—	—	3,766
Tax effect	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,839)	(3,839)
Non-GAAP	$237,937	$66,263	$1,566	$11	$52,921	$4,211	$(248)	$449							$9,262

	June 28, 2020
	Revenue				Gross Profit / Margin				Operating expenses					Other income, net	Provision for income taxes	Net income (loss) attributable to stockholders
	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment elimination	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment elimination	Research and development	Sales, general and administrative	Restructuring charges	Loss on sale and impairment of residential lease assets	Gain on business divestitures, net
GAAP	$160,290	$50,320	$12,700	$(5,643)	$26,204	$8,924	$(6,283)	$(3,194)	$—	$—	$—	$—	$—	$—	$—	$55,890
Adjustments based on IFRS:
Mark-to-market gain on equity investments	—	—	—	—	—	—	—	—	—	—	—	—	—	(71,060)	—	(71,060)
Other adjustments:
Gain on sale and impairment of residential lease assets	—	—	—	—	(458)	—	—	—	—	—	—	141	—	—	—	(317)
Stock-based compensation expense	—	—	—	—	471	—	—	—	—	3,484	—	—	—	—	—	3,955
Amortization of intangible assets	—	—	—	—	—	1,784	—	—	—	—	—	—	—	—	—	1,784
Gain on business divestitures, net	—	—	—	—	—	—	—	—	—	—	—	—	(10,458)	(71)	—	(10,529)
Transaction-related costs	—	—	—	—	—	—	—	—	—	1,382	—	—	—	—	—	1,382
Restructuring charges	—	—	—	—	—	—	—	—	—	—	659	—	—	—	—	659
Tax effect	—	—	—	—	—	—	—	—	—	—	—	—	—	—	994	994
Non-GAAP	$160,290	$50,320	$12,700	$(5,643)	$26,217	$10,708	$(6,283)	$(3,194)								$(17,242)

SIX MONTHS ENDED

	July 4, 2021
	Revenue				Gross Profit / Margin				Operating expenses					Other income, net	Benefit from income taxes	Net income (loss) attributable to stockholders
	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment eliminations	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring charges	Gain on sale and impairment of residential lease assets	Gain on business divestitures, net
GAAP	$492,056	$114,439	$8,819	$11	$109,676	$4,532	$(4,983)	$1,680	$—	$—	$—	$—	$—	$—	$—	$26,822
Adjustments based on IFRS:
Mark-to-market loss on equity investments	—	—	—	—	—	—	—	—	—	—	—	—	—	(39,016)	—	(39,016)
Other adjustments:
Results of operations of legacy business to be exited	—	—	(625)	—	—	—	9,909	(812)	—	—	—	—	—	—	—	9,097
Gain on sale and impairment of residential lease assets	—	—	—	—	(1,013)	—	—	—	—	(4,663)	—	(294)		—	—	(5,970)
Litigation	—	—	—	—	—	—	—	—	—	8,703	—	—	—	—	—	8,703
Executive transition costs	—	—	—	—	—	—	—	—	—	502	—	—		—	—	502
Stock-based compensation expense	—	—	—	—	1,468	382	106	—	1,826	11,268	—	—	—	—	—	15,050
Gain on business divestitures, net	—	—	—	—	—	—	—	—	—	—	—	—	(224)	—	—	(224)
Business reorganization costs	—	—	—	—	—	—	—	—	—	1,858	—	—	—	—	—	1,858
Transaction-related costs	—	—	—	—	—	—	—	—	—	534	—	—	—	(179)	—	355
Restructuring charges	—	—	—	—	—	—	—	—	—	—	4,574	—	—	—	—	4,574
Tax effect	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,067)	(2,067)
Non-GAAP	$492,056	$114,439	$8,194	$11	$110,131	$4,914	$5,032	$868								$19,684

	June 28, 2020
	Revenue				Gross Profit / Margin				Operating expenses					Other income, net	Provision for income taxes	Net income (loss) attributable to stockholders
	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment elimination	Residential, Light Commercial	Commercial and Industrial Solutions	Others	Intersegment elimination	Research and development	Sales, general and administrative	Restructuring charges	Gain on sale and impairment of residential lease assets	Gain on business divestitures, net
GAAP	$387,038	$101,138	$45,559	$(25,522)	$54,843	$5,877	$(15,738)	$9,852	$—	$—	$—	$—	$—	$—	$—	$77,430
Adjustments based on IFRS:
Legacy utility and power plant projects	—	(207)	—	—	—	(34)	—	—	—	—	—	—	—	—	—	(34)
Legacy sale-leaseback transactions	—	—	—	—	20	—	—	—	—	—	—	—	—	—	—	20
Mark-to-market gain on equity investments	—	—	—	—	—	—	—	—	—	—	—	—	—	(118,931)	—	(118,931)
Other adjustments:	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Gain on sale and impairment of residential lease assets	—	—	—	—	(906)	—	—	—	—	—	—	(133)	—	—	—	(1,039)
Construction revenue on solar services contracts	5,392	—	—	—	4,735	—	—	—	—	—	—	—	—	—	—	4,735
Litigation	—	—	—	—	—	—	—	—	—	485	—	—	—	—	—	485
Stock-based compensation expense	—	—	—	—	1,030	—	—	—	—	7,903	—	—	—	—	—	8,933
Amortization of intangible assets	—	—	—	—	—	3,570	—	—	—	—	—	—	—	—	—	3,570
Gain on business divestitures, net	—	—	—	—	—	—	—	—	—	—	—	—	(10,458)	(71)	—	(10,529)
Transaction-related costs	—	—	—	—	—	—	—	—	—	1,863	—	—	—	—	—	1,863
Restructuring charges	—	—	—	—	—	—	—	—	—	—	2,235	—	—	—	—	2,235
Gain on convertible debt repurchased	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,956)	—	(2,956)
Tax effect	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,846	1,846
Non-GAAP	$392,430	$100,931	$45,559	$(25,522)	$59,722	$9,413	$(15,738)	$9,852								$(32,372)